EXHIBIT 10.16

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURING AND SUPPLY AGREEMENT
FOR TRANSDERMAL FENTANYL

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made as of November 12th, 2003 (the “Effective Date”), by and between Abrika LLLP, a Florida limited liability limited partnership (“Abrika”), with offices at 13800 N.W. 2nd St., Suite 190, Florida 33325 and Corium International, Inc., a Delaware corporation having a place of business at 2686 Middlefield Road, Suite G, Redwood City, CA 94063 (“Corium”; together with Abrika, the “Parties”).

RECITALS

1.                                      The Parties have previously entered into a Product Development, Collaboration and License Agreement dated May 11.  2002 under which the Parties agreed to collaborate with respect to transdermal fentanyl patches.

2.                                      Article 2.4 of the Product Development, Collaboration and License Agreement makes reference to the Parties concluding the “Supply Agreement” following Stage 1 completion in the “Licensed Product Development” Agreement.

3.                                      Corium and Abrika now wish to execute the Manufacturing and Supply Agreement for Transdermal Fentanyl as originally contemplated in the “Development Agreement”.

NOW, THEREFORE, in consideration of the foregoing recitals, it is agreed between the Parties as follows:

1.                                      Definitions—all definitions used in this Agreement shall have the same meaning as originally described in the “Product Development, Collaboration and License Agreement”.

2.                                      Exclusivity of Supply—During the term of the Agreement and subject to the terms and conditions set forth herein, Corium shall manufacture and supply exclusively to Abrika (or a designated affiliate of Abrika), and Abrika shall purchase exclusively from Corium all of Abrika’s commercial requirements of the Licensed Product in the Territory in such quantities as from time to time may he ordered by Abrika.  If Corium elects not to manufacture any part of Abrika’s commercial supply requirements for the Licensed Product, then Abrika shall be entitled to manufacture the Licensed Product in an Abrika facility or a designated third party manufacturer, as described in further detail in Article 5 of this Agreement.

3.                                      Forecasting, Ordering of Licensed Product—A.) Abrika shall periodically submit purchase orders for the Licensed Product to Corium, which purchase orders shall set forth the specific quantities needed, delivery date and shipping instructions.  Specifically, Abrika shall deliver to Corium at least [*]prior to the calendar quarter in which Abrika’s first commercial sale of such Licensed Product is projected to occur, an annual forecast of Abrika’s requirements for such Licensed Product.  [*] prior to Abrika’s first commercial sale or Licensed Product, Abrika will issue a firm Purchase Order and requested delivery for such Licensed Product (which shall be subject to agreement by Corium which agreement shall not be unreasonably withheld).  Thereafter, Abrika shall deliver to Corium within [*] after the beginning of each calendar quarter, Abrika’s firm order and delivery dates for such Licensed Product for the next calendar quarter and a forecast of its quantity requirements for such Licensed Product for the subsequent [*]; B.)  The total amount of Licensed Product ordered by Abrika for delivery in any calendar quarter may not be less than [*] of Abrika’s most recent required forecast for such Licensed Product for such quarter.  In addition, Corium’s supply obligation will not extend to more than [*] of Abrika’s most recent forecast for such Licensed Product for such quarter.  If an Abrika Licensed Product requirement for any quarter exceeds [*] of Abrika’s most recent forecast for such Licensed Product for such calendar quarter, Corium and Abrika will discuss in good faith the additional amount, if any, that Corium is willing to supply consistent with its other obligations; C.) If Corium fails ship at least [*] of the amount of any Licensed Product properly ordered by Abrika hereunder, as measured over a period of [*] or more consecutive days, Abrika may so notify Corium and Abrika and Corium will promptly, but not more than [*] after notice, prepare and implement a plan as to now to remedy the situation which may involve new or expanded production facilities or a third party producer.

4.                                      Deliver and Risk of Loss—Legal title and risk of loss with respect to the Licensed Product furnished by Corium to Abrika shall pass to Abrika upon delivery which shall he F.O.B. Corium’s point of manufacture.  Corium shall be required to ship the Licensed Product to only a single drop point unless the Parties otherwise agree.

5.                                      Standby Manufacturing Rights—l.) If Corium fails to implement a plan to remedy an acute shortfall in projected supply obligations as discussed in Article 3.C and [*], then Abrika shall have the right to manufacture the Licensed Product during such period of shortfall or failure of supply by Corium ( “the Standby Period”).  Abrika’s right to Manufacture Licensed Product during the Standby Period shall be strictly in accordance with the provisions of this Article which follows:

[*].

2.) In the event that Corium, or any of its assigns or successors, decides to terminate the manufacturing and supply agreement on Licensed Product for reasons other than Abrika’s material breach, Corium will affect a complete technology transfer in stages on this Licensed Product to Abrika, or an alternative manufacturing site selected by Abrika.  The staged transfer of the manufacturing platform to Abrika is intended to minimize any possible disruptions to supply.  Abrika will have the right to relocate the core manufacturing equipment on which the

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Licensed Product is made, as well as the specialized analytical equipment necessary to test and quality control the finished Licensed Product.  A partial list, by example, of this equipment includes [*].  Abrika will be allowed to appropriate this equipment for no cost in the process of setting up a new manufacturing site.  [*].

6.                                      Supply Price of Licensed Product—A.) Corium’s Cost of Goods sold with regard to manufacture and supply of the Licensed Product shall at all times be equal to the greater of:  (a) [*]of the Net Sales Price received by Abrika for the sale of such Licensed Product, or (b) Corium’s fully burdened manufacturing cost plus [*].

7.                                      Purchase Price and Payments—A.) The purchase price for the Licensed Product Licensed Product shall be the Supply Price; B.) Corium shall he entitled to include [*] as part of its fully burdened manufacturing cost; C.) Corium may ship Licensed Product to Abrika when reasonably sized manufactured lots have been completed, but in no case should such shipments occur more frequently than on a monthly basis, unless otherwise requested by Abrika; D.) Abrika shall pay, as applicable, within [*] from the date each Corium invoice for shipped Licensed Product is received by Abrika, provided that such invoice date shall not be earlier than the shipment date for the respective order of the Licensed Product.  A fax copy of invoice and shipping documents is sufficient for payment.

8.                                      Royalty Payments—The royalty payments stated herein are identical to those described in the original “Licensed Product Development, Collaboration and License Agreement”, and are repeated here only for the purposes of clarity.  Abrika shall pay to Corium the following royalties during the Term of the Agreement:

A.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Product in the United States so long as Corium is manufacturing and supplying the Licensed Product to Abrika pursuant to the terms of this Supply Agreement; or

B.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Product in the United States if:  (i) Corium is not manufacturing and supplying Abrika the Licensed Product to Abrika pursuant to the terms of this Supply Agreement, and (ii) Corium has developed Project IP which is being actively utilized in connection with the Licensed Product; or

C.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Licensed Product in the United States if:  (i) Corium is not manufacturing and supplying the Licensed, Product to Abrika pursuant to the terms of this Supply Agreement, and (ii) Corium has not developed Project IP which is being actively utilized in connection with the Licensed Product.

D.                                    For all sales of the Licensed Product outside the United States, the Parties shall determine the amount of royalties to be paid to Corium on a case-by-case basis.  The Parties agree to negotiate in good faith to determine a value for such royalties which accurately reflects the contribution of each Party towards the realization of such sales of the Licensed Product.

9.                                      Audit Rights—Corium and Abrika shall keep, and shall cause necessary third parties to keep, such records as necessary to determine accurately the sums due to Corium under this Supply Agreement.  Such records shall be retained by both Parties and shall be made available for inspection, review and audit, at any time during the applicable year and for three (3) years

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thereafter.  At the request and expense of Corium, a certified public accountant appointed by Corium may audit all of Abrika’s accounting reports and payments made to Corium pursuant to this Supply Agreement, provided that such audits may not he performed by Corium more than once per year.

10.                     Regulatory Compliance—It shall be Corium’s responsibility to obtain and maintain all necessary governmental approvals and permissions which may be required in relation to the facility location for the manufacture of the Licensed Product and comply with all applicable laws and governmental regulations in this respect including FDA certification.  Abrika shall provide Corium with such assistance as Corium may reasonably require in obtaining such approvals and permissions, including providing Corium with such information within Abrika’s possession or control as Corium may reasonably or properly require for the purpose of obtaining and maintaining any necessary approvals or permissions.  Consistent with the Corium obligations:  a.) Corium warrants to manufacture the Licensed Product in accordance with all applicable FDA cGMP’s, DEA regulations, and any other applicable law, rule or regulation and will comply with the specifications as defined by the ANDA; and b.) Pre-Approval Inspection (PAI) - Corium will fully accommodate the involvement of Abrika, and any other contracted 3rd parties, to insure the Corium Manufacturing Group is fully compliant with all requirements and Quality Assurance items mandated by the FDA and necessary to pass the PAI; c.) Upon reasonable request by Abrika, Corium shall permit Abrika to inspect Corium’s manufacturing facilities, procedure and capabilities to insure continued compliance with this Manufacturing and Supply Agreement and applicable legal requirements; d.) During the term of this Manufacturing and Supply Agreement, each party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence associated with any aspect of the manufacturing process for the Licensed Product.

11.                               Term and Termination—A.) This Agreement shall remain in effect for 20 years from the date hereof, unless terminated earlier either by; a) Corium, pursuant to their rights delineated in Article 11B; or b) due to an early termination of the Development and License Agreement; B.) Corium may terminate the “Manufacturing and Supply Agreement”, without further liability, upon [*] prior written notice to Abrika, such option to be exercised not earlier than [*] following the first commercial sale of the Licensed Product.  If Corium terminates they will cooperate with Abrika to affect a complete and sufficient transfer and migration of any and all information, data, intellectual property or processes relevant to development, or production of the Licensed Product to Abrika or its delegate, including without limitation any existing pre-clinical and clinical information; C.) Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events, subject to applicable law:  a.) The material violation by the other party of any of the terms or conditions of this Agreement, provided that the party in violation shall be notified in writing by the other or such alleged violation, and shall have a period of sixty (60) days within which to rectify the same.  Provided further, that if at the end of such sixty (60) day period the party in violation is making a good faith effort to cure, a reasonable time thereafter shall be allowed for such cure; b.) [*]; c.) [*].

12.                               Warranties and Other Undertakings—A.) Corium warrants, that at the time of shipment, the Licensed Product supplied by it shall:  a.) meet the specifications agreed between Corium and Abrika per the Licensed Product specifications defined in the Quality System

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Document appended to this Supply Agreement ; B.) Be manufactured in accordance with cGMP, when required, for clinical and regulatory purposes and shall meet other applicable legal and regulatory requirements; C.) Corium warrants that the annual production capacity for the Licensed Product will be no less than [*] per year, and that such capacity will be available for production of commercial Licensed Product by January 2005.

B.)  Right of Rejection—If any delivery of Licensed Product fails to comply to the Licensed Product specifications, Abrika shall notify Corium promptly upon discovery, but no later thirty 30 i days from their discovery:

1.                                      Without prejudice of any additional rights arising from the delivery of defective Licensed Product Abrika shall have the right to reject any batch containing defective Licensed Product.  Corium shall replace such rejected batch with Licensed Product that conform with the specifications within four (4) weeks of notification thereof.  All costs and expenses incurred by Abrika or its licensees in connection therewith (including return or disposal of defective Licensed Product) will be borne by Corium.  Payment for the Licensed Product on receipt of the delivery shall not be deemed to imply an acceptance of the Licensed Product(s).  If Corium fails to replace Licensed Product(s) in such time period, Abrika or its licensees will either be entitled to a.) seek a remedy for the lack of supply as defined in Article 5 of this agreement; or b.) shall receive a supply of Licensed Product that conforms to the specifications equivalent to the same amount or Licensed Product which was rejected by Abrika at a [*] to the supply price the Licensed Product then in effect.

2.                                      Abrika shall have no further claims fair indirect or consequential damages against Corium, except in the event of a loss or injury is caused by negligence, willful misconduct or criminal act or omission of Corium.

3.                                      Corium shall hold Abrika harmless and indemnify Abrika against any claims from third parties as a result of a defect of Licensed Product.  Corium warrants that it has appropriate and adequate insurance to cover claims or damages for which it shall be liable under the terms of this Agreement.

13.                               Abrika Market Performance Requirements—At the end of [*]following the first commercial introduction of the Licensed Product, and for each [*]segment subsequent to the initial [*] period for which Abrika has exclusive distribution rights to the Licensed Product, if Abrika drops below a [*] for [*], based upon unit sales of the Licensed Product in the territory, as defined by standard industry measures such as IMS or Scott-Levin, then upon a [*] written notice by Corium, Abrika’s exclusive rights to that Licensed Product in the Territory shall become nonexclusive.  Abrika will always have a [*] right to cure after notice by Corium.  If Corium, its affiliates or a third party, then elect to independently pursue the marketing and sales of the Licensed Product (under Section VI., VI B.1) [*] royalty on net sales will always be due Abrika.  In such event, Abrika will grant a co-exclusive license to Corium to make, use or sell the Licensed Product in the U.S. market territory,

14.                               Dispute Resolution—In an effort to resolve informally and amicably any claim, controversy or dispute arising out of or related to the interpretation, performance or breach of the Agreement (a “Dispute”) without resorting to litigation, each party shall notify the other party to

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the Dispute in writing that requires resolution.  Such notice shall set forth the nature of the dispute, the amount involved or associated damages, if any, and the remedy sought.  Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them.  If the two designated representatives are unable to settle the matter within 30 days after such notification, the matter shall he submitted to the parties’ respective Chief Executive Officers for consideration.  If the settlement cannot be reached through their efforts within an additional 30 days (or longer time period as they shall agree upon in writing), each party shall be free to pursue whatever legal action it shall determine in its sole discretion.

15.                               Force Majeure—The parties hereto shall not be liable for non-fulfillment of their respective obligations hereunder, if such non-fulfillment is due to strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, shortages or failure in the supply of material, acts of government agencies of instrumentalities, judicial action, labor disturbance and/or other contingencies beyond the control of the party affected (hereinafter “Force Majeure”).  The party affected by Force Majeure will provide the other party will full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

16.                          Indemnification—A. Corium shall indemnify and hold Abrika harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorney’s fees incurred by or rendered against Abrika for personal injury, sickness, disease or death.) which arise out of:  a) the negligence of Corium in carrying out the provisions of this Agreement; and b.) the breach by Corium of its warranties contained in Article 8 of this Agreement.

B.                                    Except to the extent that Corium is obligated to provide indemnification as provided in Article 9, Abrika shall indemnify and hold Corium harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorney’s fees but excluding consequential loss) incurred or rendered against Corium for personal injury, sickness, disease or death which arise out of :  a.) use, sale or other distribution of Licensed Product by Abrika or any sublicensee of Abrika; b.) the breach of any representation or warranty made or given by Abrika with respect to Licensed Product; c.) the use by Abrika, of information or data developed pursuant to this Agreement, provided that if such information or data is Corium proprietary information it is reasonably believed by Corium to be, substantially accurate and complete; d.) any other action or omission by Abrika relating to the Licensed Product or the subject matter of this Agreement,

C.                                    Corium and Abrika agree to the extent reasonably practicable and consistent with normal insurance overage to cooperate with each other in the defense of any claims by third parties to which this Article applies.  If either of the parties wishes to exercise its right to be indemnified under Article 9, such rights will be subject to the party seeking indemnity who will:  a.) promptly notify the indemnifier of the claim to be indemnified; b.) allow the indemnifier, if the indemnifier so requests, to conduct and control (at the cost and expense of the indemnifier), the defense of such a claim and any related settlement negotiations; and c.) offer all reasonable assistance to the indemnifier) (at the cost and expense of the indemnifier) and making no admission prejudicial to the defense of such a claim.

17.                               Miscellaneous

17.1.                     Notices.  Any notice required to be given under this Agreement shall be in writing in English and shall he deemed duly given if signed by or on behalf of a duly authorized officer of the Party giving the notice, and if left at, or sent by registered or recorded delivery post or by facsimile transmission to:

Corium:	Corium International, Inc.
2686 Middlefield Road, Suite G
Redwood City, California 94063
Attention: Adrian Faasse
FAX: (650) 298-8012

with a copy to:

Attention:
FAX:

Abrika:	Abrika LLLP
13800 N.W. 2nd Street
Suite 190
Sunrise, Florida 33325
Attention: James New
FAX: (954) 315-6600

or at such other address as either Party may direct the other in writing

Any such notice or other communications shall be deemed to be given:  at the time when the same is handed or left at the address of the Party to be served:  by post on the day (not being a Sunday or public holiday) five days following the day of posting; and in the case of a facsimile transmission, on the next following day, provided that a confirming copy of it is sent by registered or recorded delivery post to the other Party at the address given in this Agreement within 24 hours after the transmission.

17.2.                     Headings.  The headings preceding the text of the Articles and Sections of this Agreement are inserted solely for convenience of reference, and do not constitute a part of this Agreement or affect its meaning, construction, or effect.

17.3.                     Integration.  This Supply Agreement and the Licensed Product Development, Collaboration and License Agreement previously executed, set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings with respect to such subject matter.

17.4.                     Waiver.  No consent by any Party to or waiver of a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any difference or subsequent breach or default.  All waivers hereunder must be signed by the Party against which such waiver is asserted.

17.5.                     Counterparts.  This Agreement may be executed in multiple counterparts, and each counterpart shall be deemed an original of this Agreement.

17.6.                     Governing Law.  The validity and interpretation of this Agreement shall be governed and construed in accordance with the United States patent laws and the laws of the State of Florida without regard to the conflicts of laws principles thereof.

17.7.                Unenforceability of Provision(s).  Unenforceability of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions of this Agreement shall be deemed invalid, illegal or unenforceable, either in whole or in part, this Agreement shall he deemed amended to delete or modify as necessary the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

17.8.                     Assignment.  Corium and Abrika shall not assign this Agreement or any part thereof without the prior written consent of the other party.  The parties may assign or sell the same to an affiliate or in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, in the event of its merger or consolidation with another company or in the event of the transfer or sale to a wholly-owned subsidiary.

17.9.                     Confidentiality.  Neither party shall disclose to any third party any information which is not in the public domain (“Confidential Information”) and which was obtained from the other party in connection with this Agreement.  This obligation of secrecy shall not apply to information which must be disclosed to governmental agencies for Licensed Product registration purposes.  In addition, the secrecy obligation shall expire for Confidential Information which:

a.                                      is or becomes part of the public domain without violation of this Agreement;

b.                                      was already in its possession at the time of receipt from the disclosing part, as shown by documentary evidence;

c.                                       after the date of this Agreement is received from a third party whose direct or indirect source is not the disclosing party.

The obligation of secrecy contained in this Article shall survive the duration of this Agreement for a period of five (5) years.

18.                               Conflict with Other Agreements.  The terms of this Agreement shall prevail in case of conflict inconsistency with the terms if any of the other Agreements.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the day and year first written above:

CORIUM INTERNATIONAL, INC.		ABRIKA PHARMACEUTICALS LLLP,

By:	/s/ Adrian Faasse	By:	/s/ James New
Name:	Adrian Faasse	Name:	James New
Title:	Chairman and CEO	Title:	CEO

Amendment to

[*] Agreements

This Amendment to the Collaboration Agreement (as defined below) and the Supply Agreement (as defined below), each in respect of [*] (this “Amendment”) is made and entered into as of July 24, 2013 (the “Amendment Effective Date”), by and between Par Pharmaceutical, Inc., a Delaware corporation having a place of business at One Ram Ridge Road, Spring Valley, NY 10977 (“Par”),  and Corium International, Inc., a Delaware corporation having a place of business at 235 Constitution Drive, Menlo Park, CA 94025 (“Corium”).  Each of Par and Corium is a “Party” and collectively, the “Parties”).

RECITALS

A.                                    Abrika LLLP (“Abrika”) and Corium entered into that certain Product Development, Collaboration and License Agreement, as of May 11, 2002, in connection with the development and commercialization of [*], as amended as of November 12, 2003 and September 28, 2007 (the “Collaboration Agreement”).

B.                                    In connection with the Collaboration Agreement, Abrika and Corium entered into that certain Manufacturing and Supply Agreement for Transdermal Fentanyl, as of November 12, 2003, relating to the manufacture and supply of [*](the “Supply Agreement” and, together with the Collaboration Agreement, the “Agreements”).

C.                                    In June 2007 Actavis South Atlantic LLC (“Actavis”) became the successor in interest to Abrika with respect to the Agreements.

D.                                    Actavis, Par and Corium entered into an Assignment and Assumption Agreement, as of November 5, 2012, pursuant to which Actavis assigned to Par all of its right, title and interest in the Agreements (the “Assignment Agreement”).

E.                                     In connection with the Assignment Agreement, Actavis and Corium entered into that certain Amended and Restated Settlement Agreement, as of November 6, 2012 (the “Amended Settlement Agreement”), pursuant to which Actavis and Corium agreed, among other things, that Actavis would relinquish any and all rights it had or may have had in the [*]Development Program (as defined therein) and any results thereof, and would assign the Third Line Documents (as defined therein) to Par, in the event that Corium and Par entered into an agreement to carry out development, manufacturing and commercialization activities for the [*] Product.

F.                                      The Parties have now agreed to amend the Agreements with this Amendment as set forth herein in order to include the [*] Product.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, and intending to be mutually bound thereby, the Parties hereby agree to amend the Agreements as follows. Unless otherwise defined in this Amendment, capitalized terms used herein will have the same meaning as in the Agreements.

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AGREEMENT

1.                                      Name Change.  Wherever the name Abrika or Actavis appears in any of the Agreements it is hereby replaced with the name Par.

2.                                      Inclusion of [*]Product.

a.              The terms and conditions of the Agreements, except as expressly provided in this Amendment, shall apply to the remaining development and, upon obtaining all necessary regulatory approvals, manufacture and supply of [*]  transdermal patch product formulation that is an AB-rated generic equivalent of the [*] product generally known as [*](the “[*] Product”), in addition to the reservoir patch product that is currently being supplied under the Supply Agreement.

b.              In addition, Corium and Par shall reasonably cooperate with each other in order to notify Actavis that the Parties have, by executing this Amendment, entered into an agreement regarding [*]Product, in order to effectuate the obligations of Actavis in connection with [*]Product set forth in the Amended Settlement Agreement.

3.                                      [*] Product Approval Process.  In order to qualify the [*] Product for commercial production and sale, the Parties will undertake and complete the steps set forth in Exhibit A hereto in accordance with the allocation of responsibilities, pricing and payment terms specified therein.

4.                                      Cost Savings.  Section 6 of the Supply Agreement is amended by adding the following as subsection B.):   The Parties anticipate that the overall price of Cost of Goods used in the [*] Product will be lower than those related to the current reservoir patch Licensed Product. The Parties will share the benefits of any such realized cost savings on a [*] .

5.                                      Milestone Payment.  Within five (5) business days of the Amendment Effective Date, Par will pay to Corium [*].

6.                                      Responsibility for Costs and Development Charges.

a.              Payments for development related work will be made in accordance with the estimated budget and payment provisions set forth in Exhibit A hereto; provided, however, that notwithstanding the foregoing, Corium shall provide prompt written notice to Par in the event that Corium reasonably believes that it will exceed any of the estimated costs set forth on Exhibit A hereto, and shall not, in any event, incur costs in excess of any of such estimated costs (nor shall Par be responsible for reimbursing Corium for such excess) unless Par agrees in writing to pay for such excess costs.  Corium will not be responsible for incurring or performing work that exceeds the estimated budget outlined in Exhibit A, unless agreed in writing,  nor shall Corium be responsible for completion of any work in progress that exceeds such budget.  The price of all development services will be invoiced by Corium and reimbursed by Par in accordance with this Amendment and will be billed at Corium’s standard billing rates for development, which are designed to accurately reflect estimates of Corium’s actual costs.  Pass through items will be billed at actual costs without markup or profit margin allowance.  Corium will provide Par with its standard billing rates.

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b.              Payments for products following approval, including royalty payments, will be governed by the terms of the Collaboration Agreement.

7.                                      Amendments to Collaboration Agreement.  The terms and conditions of the Collaboration Agreement shall apply to the remaining development of [*]Product, except as provided in this Section 7:

a.              All references to the Development Program (including the definition thereof) shall, with respect to [*]Product, mean the development work set forth on Exhibit A hereto.

b.              The defined term “Existing Technology” is amended by inserting the word “Amendment” before the words “Effective Date” at the end of the definition.

c.               The defined term “Territory” is revised mean the United States and its possessions.

d.              All references to the Licensed Product shall include the currently marketed reservoir patch product and [*]Product.

e.               All references to Stage 1, Stage 2 and Stage 3, including the definitions thereof and to the extent referred to in the Collaboration Agreement in Sections 2.1.C., 2.3.A., 2.3.B., 2.3.C., 2.3.D. and 2.4 shall not apply to [*]Product.  The Exhibits attached to the Collaboration Agreement shall also not apply to [*]Product.

f.                2,1 B. is amended to read as follows: “ The Project Team, as described in Exhibit A of the Amendment shall meet as reasonably requested by either Party to discuss the progress of the Development Program,  but no less frequently than on a monthly basis.

g.               2.1. C. is amended to read as follows: Corium shall undertake all work in connection with the implementation of the Development Program in a workmanlike manner consistent with industry standards.

h.              The following provisions, in their entirety, shall not apply to [*]Product:  Articles 3, 7, 12, 15 and 16, and Sections 2.1.D., 2.3.A through E., 5.1.D., 13.2. B., C. and E.

i.                  Section 17.1 shall be amended by deleting the addresses set forth therein and replacing them in their entirety as follows:

Corium:	Corium International, Inc.
235 Constitution Drive
Menlo Park, CA 94025
Attn: Christina Dickerson
Facsimile No.: (650) 298-8012

With a copy to:	Fenwick & West
555 California Street, 12th Floor
San Francisco, CA 94104
Attn: Ralph Pais
Facsimile No.:

Par:	Par Pharmaceutical, Inc.
One Ram Ridge Road

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Spring Valley, NY 10977
Attn: Vice President, Business Development
Facsimile No.: (201) 802-4600

With a copy to:	Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
Attn: General Counsel
Facsimile No.: (201) 802-4600

8.                                      Amendments to the Supply Agreement.  The terms and conditions of the Supply Agreement shall apply to the development of [*]Product, except as provided in this Section 8:

a.              Section 11.C. is revised as follows:  Subsection c.) is deleted and replaced with the following:  Providing the other party with [*] written notice of termination based upon the notifying Party’s determination [*].

b.              The first sentence of Section 13 of the Supply Agreement shall be amended by replacing such sentence in its entirety with the following:

“For each 12 month period subsequent to November 6, 2012 for which Par has exclusive distribution rights to the Licensed Product and [*]Product, if sales of the Licensed Product and [*]Product, collectively, drops below [*] of the overall market share for transdermal [*] system products for 5 consecutive months, based upon unit sales of the Licensed Product and [*]Product, collectively, in the Territory, as defined by standard industry measures such as IMS or Scott-Levin, then upon 30-days’ written notice by Corium, Par’s exclusive rights to the Licensed Product and [*]Product in the Territory shall become nonexclusive.”

c.               Notwithstanding Section 18 of the Supply Agreement, the provisions of this Amendment shall prevail with respect to those matters specifically addressed herein.

9.                                      No Further Amendments:  Except as expressly amended by the provisions hereof, the Agreements remain in full force and effect and binding on the Parties hereto.  Corium hereby acknowledges and agrees that, except as specifically set forth in Exhibit A hereto, there are no outstanding or accrued payment obligations, other than related to the purchase and sale of products in the ordinary course of business between the parties, under any of the Agreements owed by Par as of the Amendment Effective Date (including any that may be owed or payable by Abrika or Actavis), and no acts, omissions or conditions have occurred that might otherwise give rise to a claim for termination under any of the Agreements.  Par is not aware of any acts, omissions or conditions that have occurred that might give rise to a claim for termination under any of the Agreements.

10.                               Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Amendment may be executed and delivered

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by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their duly authorized officers in acceptance of its terms:

Par Pharmaceutical, Inc.		Corium International, Inc.

By:	/s/ Paul Campanelli	By:	/s/ Peter D. Staple

Print Name:	Paul Campanelli	Print Name:	Peter D. Staple

Title:	CEO	Title:	President & CEO

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EXHIBIT A

Steps for Product Approval

MANUFACTURE OF NEW [*]  CLINICAL BATCHES FOR BIOEQUIVALENCE AND IRRITATION, SENSITIZATION AND ADHESION (ISA) STUDIES

Corium will manufacture one active and one placebo batch of [*]  patches for new clinical studies that Par wishes to conduct in order to file either an amendment to the current ANDA or a new ANDA.  The active batch will be used for BE and Adhesion studies while the placebo batch will be used for IS (Irritation and Sensitization study).

The costs outlined below are estimates for the work described and subject to change if the scope is altered by mutual written agreement of the Parties.  Corium shall submit to Par invoices on a monthly basis, which invoices shall be in such form as Par shall reasonably determine and shall provide sufficient detail such that Par may ascertain the nature of the work performed by Corium.  Payments for such development work will be made net thirty (30) days following Corium’s invoice date, which date shall not be earlier than completion of the applicable development work.

Scope of Work

•                  [*]

Cooperation

•                  During the course of remaining development, the Parties shall meet no less than monthly to discuss project status, current issues, and further work needed to submit an ANDA containing [*]Product, obtain approval therefor, and launch [*]Product.

Budget

•                  [*]

Timeline Assumptions

•                  [*]

Terms

[*]

Budget and Timeline Assumptions

•                  [*]

CLINICAL STUDIES

[*]

REGULATORY WORK AND ESTIMATED COSTS THROUGH ANDA FILING

•                  [*]

COMMERCIALIZATION COSTS

•                  [*].

*Confidential Treatment Requested.

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